Exhibit 99.1

Voya Financial Announces First-Quarter 2020 Results

First-quarter 2020 net income (loss) available to common shareholders of $(0.71) per diluted share, including a $0.93 per diluted share, after tax, loss from discontinued operations1 (which includes a $1.19 per diluted share unfavorable adjustment to the write down of assets of businesses held for sale to fair value less costs to sell) related to Voya's previously announced divestment of its Individual Life business and other closed blocks. Voya is required to remeasure the estimated fair value and loss on sale at the end of each quarter until closing.
First-quarter 2020 adjusted operating earnings2 of $0.83 per diluted share, after tax; Normalized for the following items, first-quarter 2020 adjusted operating earnings were $1.10 per diluted share, after tax:

•	$(0.09) per diluted share, after tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking;

•	$0.04 per diluted share, after tax, of prepayment fees and alternative investment income above the company’s long-term expectations; and

•	$(0.21) per diluted share, after tax, of stranded costs associated with Individual Life business and other closed blocks being divested.
Voya continues to demonstrate financial strength, focus on prudent capital management:

•	$406 million of share repurchases completed in the first quarter of 2020.

•	Excess capital of $612 million as of March 31, 2020.
Voya's previously announced sale of its Individual Life and other legacy non-retirement annuities businesses on track:

•	Transaction expected to close by Sept. 30, 2020.

•	Approximately $1.5 billion in deployable capital expected.

1 Assets and liabilities related to the business to be sold have been classified as held for sale and the related results of operations have been classified as discontinued operations. Revenues and net results of the business that will be divested via reinsurance at closing of the divestment transaction are reported in businesses exited or to be exited through reinsurance or divestment and are excluded from adjusted operating earnings. All prior periods have been revised to reflect these changes.
2 This press release includes certain non-GAAP financial measures, including adjusted operating earnings, normalized adjusted operating earnings, and book value, excluding accumulated other comprehensive income. Normalized adjusted operating earnings excludes DAC/VOBA and other intangibles unlocking; prepayment fees and alternative investment income above or below the company's long-term expectations; and stranded costs associated with the divestment of the Individual Life business and other closed blocks. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

NEW YORK, May 5, 2020 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the first quarter of 2020.

“As the world confronts the many health and economic challenges due to COVID-19, we are incredibly grateful to all those working on the front lines to help the United States address this global pandemic. All of us at Voya proudly support and thank the many individuals who are providing medical support as well as the delivery of food and other resources as they admirably put others first to help our country manage through this unprecedented time," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. "I also am extremely proud of our 6,000 employees and the dedication and commitment that they have shown for our customers. We have quickly pivoted and shifted to having more than 95% of our employees working remotely to help keep our employees safe and ensure that we can provide our customers with support and service at a time when they need us most. This would not have been possible without the significant commitment and adaptability that our employees are demonstrating.

"Last month, Voya was the first major retirement plan provider to announce that — in alignment with the Coronavirus Aid, Relief, and Economic Security (CARES) Act — we would credit back to participants in our defined contribution plans the fees associated with coronavirus-related distributions allowed under the CARES Act, hardship distribution fees, and loan initiation fees.
Voya is also providing Americans with free access to a range of online resources as well as phone access with financial professionals with Voya Financial Advisors. These actions, along with efforts we are taking to support our communities, represent our desire to do our part to help our customers, and all Americans, manage through this difficult time.

"As a result of the proactive, strategic decisions that we have made during the past few years to significantly de-risk our business portfolio, strengthen our balance sheet, simplify our company and streamline our focus on the workplace and institutional clients, Voya is well positioned for the challenges and headwinds facing the broader economy and our industry. We had $612 million of excess capital as of March 31, 2020, and we continue to benefit from our high free cash flow business mix. Moving forward, we will continue to demonstrate prudent capital management.

"Despite the impacts of COVID-19 that began in March, first-quarter 2020 normalized adjusted operating earnings per share (EPS) grew 26% compared with the prior-year period, driven in part by record earnings in Employee Benefits. We also generated strong organic growth in each of our businesses. Specifically, Retirement full-service recurring deposits increased 10.6% compared with the trailing 12 months ended March 31, 2019; Investment Management generated $2.2 billion in positive net flows (excluding divested annuities and sub-advisor replacements) in the first-quarter of 2020; and Employee Benefits grew in-force premiums 5.0% compared with the prior-year period.

"Looking ahead, we expect that our earnings growth outlook — as with others in the industry — will be affected by the uncertainties created by COVID-19, such as the magnitude of claims, changes to employment levels, and the ultimate shape of a future economic recovery. This uncertainty makes it very difficult to confidently provide medium and long-term earnings growth guidance. We will revisit our earnings growth guidance ranges, including the previously shared

$1.80 to $1.90 EPS guidance for the fourth quarter 2021, as we gain improved visibility. Having said that, we will continue to execute on what we can control. For example, our targeted cost savings of at least $250 million by the end of 2020 remain on track, as is the expected closing of the sale of our Individual Life and other legacy non-retirement annuities businesses by Sept. 30, 2020. I'm confident in the talent that we have at Voya to enable us to execute on our organic growth, cost savings, and capital management plans to ensure that we can continue to position Voya for long-term success," added Martin.

FIRST-QUARTER 2020 SUMMARY

	Three Months Ended
	March 31, 2020		March 31, 2019
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$(98)	$(0.71)	$64	$0.42
Adjusted operating earnings, after tax	$115	$0.83	$89	$0.59
Normalized adjusted operating earnings, after tax	$151	$1.10	$132	$0.87
Common book value		$54.09		$59.13
Common book value, excluding AOCI		$39.48		$45.84
Weighted avg. common shares outstanding (in millions):
Basic	131		147
Diluted	137		151

Net income (loss) available to common shareholders in the first quarter of 2020 was $(98) million, or $(0.71) per diluted share, compared with $64 million, or $0.42 per diluted share, in the first quarter of 2019. The first-quarter 2020 net loss was driven by the previously mentioned unfavorable adjustment to the estimated loss on sale. The adjustment is due to refinements in how the company allocates proceeds to the legal entities being sold versus those being reinsured, as well as movements in GAAP equity in those legal entities. The adjustment had no impact on total proceeds, and Voya continues to expect the final loss on sale at closing to be in the range of $250 million to $750 million and at the lower end of that range due to the current rate and spread environment. First-quarter 2020 results also reflect higher income from discontinued operations as well as higher net guaranteed benefit hedging losses, while the first quarter of 2019 had higher restructuring costs and a pension gain.

Adjusted operating earnings in the first quarter of 2020 were $115 million, or $0.83 per diluted share, after tax, compared with $89 million, or $0.59 per diluted share, after tax, in the first quarter of 2019. First-quarter 2020 results included $13 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $5 million, after tax, above the company's long-term expectations. Conversely, first-quarter 2019 results included $3 million, after tax, of favorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $20 million, after tax, below the company's long-term expectations. On a per-share basis, the increase reflects the company's share repurchases.

Normalized adjusted operating earnings in the first quarter of 2020 were $151 million, or $1.10 per diluted share, after tax, compared with $132 million, or $0.87 per diluted share, after tax, in the first quarter of 2019. Higher normalized adjusted operating earnings in Employee Benefits and a lower loss in Corporate were offset by lower normalized adjusted operating earnings in Retirement. On a per-share basis, the increase reflects the company's share repurchases.

FIRST-QUARTER 2020 HIGHLIGHTS

•	Business results:

◦
Retirement reported first-quarter 2020 adjusted operating earnings of $124 million. Normalized adjusted operating earnings were $133 million. For the trailing 12 months (TTM) ended March 31, 2020, full-service recurring deposits increased 10.6% to $10.6 billion compared with the TTM ended March 31, 2019. Total full-service net inflows in the first quarter of 2020 were $329 million, driven by Corporate Markets.

◦
Investment Management reported first-quarter 2020 adjusted operating earnings of $40 million. Normalized adjusted operating earnings were $42 million. Institutional net inflows were $3,083 million in the first quarter of 2020, while Retail had net outflows (excluding sub-advisor replacements and divested annuities) of $909 million in the first quarter of 2020.

◦
Employee Benefits reported record adjusted operating earnings of $61 million in the first quarter of 2020, reflecting a total aggregate loss ratio of 69.1% for the quarter ended March 31, 2020. Normalized adjusted operating earnings were $60 million. In the first quarter of 2020, annualized in-force premiums were $2.3 billion, up 5% compared with the prior-year period, reflecting strong growth in the Voluntary business.

•	Capital management:

◦
In the first quarter of 2020, Voya received delivery of approximately $40 million of its common stock, completing the previously announced $200 million accelerated share repurchase (ASR) agreement entered into during the fourth quarter of 2019. Also during the first quarter, Voya repurchased approximately $366 million of its shares in the open market.

◦
Voya had excess capital of $612 million as of March 31, 2020, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined risk-based capital (RBC) ratio. As of March 31, 2020, Voya’s estimated RBC ratio was 455%.

•	Total company assets under management and administration[3] were $538 billion as of March 31, 2020.

SEGMENT DISCUSSIONS
The following segment discussions compare the first quarter of 2020 with the first quarter of 2019, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $124 million, compared with $129 million. The decrease primarily reflects:
3 Includes asset under management balances related to businesses held for sale, for which a substantial portion of the assets will continue to be managed by Investment Management.

•
$16 million of negative DAC/VOBA and other intangibles unlocking in the first quarter of 2020 compared with $4 million of positive DAC/VOBA and other intangibles unlocking in the first quarter of 2019;

•	$14 million of higher fee-based margin, driven by strong commercial momentum in the business and higher average equity market levels;

•
$15 million of higher investment income driven by higher alternative investment income offset in part by lower investment spreads — prepayment fee and alternative investment income (on a pre-DAC basis) were, in aggregate, $7 million above the company's long-term expectations in the first quarter of 2020; and

•	$13 million of higher administrative expenses, largely due to the re-allocation of certain expenses from Corporate to Retirement and higher volume-related costs.

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	3/31/2020	12/31/2019	3/31/2019
Retirement — Full Service
Full Service recurring deposits	$10,639	$10,344	$9,619

	Three months ended	Three months ended	Three months ended
($ in millions)	3/31/2020	12/31/2019	3/31/2019
Retirement
Total client assets	$385,877	$440,043	$391,856

Retirement — Full Service
Full Service recurring deposits	$3,098	$2,488	$2,803
Full Service net flows	$329	$267	$584
Full Service client assets	$125,066	$143,606	$129,976

For the TTM ended March 31, 2020, Retirement full-service recurring deposits grew 10.6% compared with the prior-year period to $10.6 billion and reflect growth in both Corporate and Tax-Exempt Markets.

Retirement total client assets as of March 31, 2020 were $386 billion, down 2% compared with March 31, 2019, and down 12% compared with Dec. 31, 2019. The decline reflects equity market depreciation.

Investment Management
Investment Management adjusted operating earnings were $40 million, compared with $34 million. The increase primarily reflects:

•	$12 million of higher fee-based margin driven by positive external client net flows and market appreciation;

•	$6 million of higher investment capital revenues primarily due to higher private equity earnings in the first quarter of 2020 (first-quarter 2020 investment capital results were
$2 million below the company's long-term expectations); and

•	$12 million of higher administrative expenses, primarily due to a one-time legal recovery that reduced expenses in the first quarter of 2019.

($ in millions)	1Q, 2020	4Q, 2019	1Q, 2019
Investment Management AUM
External clients	$153,830	$166,822	$153,660
General account	56,873	56,651	56,021
Total	$210,703	$223,473	$209,681

Investment Management Net Flows
Institutional	$3,083	$520	$1,105
Retail	(909)	154	(494)
Total (excluding sub-advisor replacements and divested annuities)	$2,175	$674	$611
Sub-advisor replacements	—	1,690	—
Divested annuities outflows	(702)	(839)	(550)
Total	$1,473	$1,525	$61

During the first quarter of 2020, total Investment Management net flows (excluding sub-advisor replacements and divested annuities) of $2,175 million included $3,083 million in Institutional net inflows (primarily from fixed income asset classes and a CLO issuance) and $909 million of Retail net outflows (primarily from equity asset classes).

Total Investment Management AUM was $211 billion as of March 31, 2020. The decline from Dec. 31, 2019 primarily reflects market depreciation, partially offset by positive Institutional net flows.

Employee Benefits
Employee Benefits adjusted operating earnings were a record $61 million, up from $38 million. The increase primarily reflects:

•	$32 million of higher underwriting results primarily driven by growth in the Voluntary block as well as improved loss ratios across Group Life, Stop Loss and Voluntary; and

•	$8 million of higher administrative expenses driven by growth in the business.

($ in millions)	1Q, 2020	4Q, 2019	1Q, 2019
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$704	$710	$720
Stop Loss	1,084	1,038	1,053
Voluntary	483	390	390
Total	$2,271	$2,138	$2,163

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
	3/31/2020	12/31/2019	3/31/2019
Total Aggregate Loss Ratio	69.1%	70.2%	72.3%

In the first quarter of 2020, annualized in-force premiums were $2.3 billion, up 5% compared with the prior year period, reflecting strong growth in the Voluntary business. The Total Aggregate Loss Ratio improved to 69.1% for the quarter ended March 31, 2020, below the company's target range of 70% to 73%.

Corporate
Corporate adjusted operating losses were $91 million compared with adjusted operating losses of $100 million. The removal of stranded costs associated with the company's 2018 sale of the majority of its annuities businesses and lower pension costs (which, effective with first quarter of 2020, is now reported in Corporate) during the first quarter of 2020 was partially offset by a quarterly dividend payment on the additional preferred stock issued by Voya in the second quarter of 2019.

Share Repurchases
In the first quarter of 2020, Voya received delivery of approximately $40 million of its common stock, completing the previously announced $200 million ASR agreement entered into during the fourth quarter of 2019. Under this agreement, a total of approximately 3.3 million shares of common stock were repurchased. Also during the first quarter, Voya repurchased approximately 7.4 million shares of common stock through open market repurchases at an average price per share of $49.51, for an aggregate purchase price of approximately $366 million. As of March 31, 2020, Voya had approximately $280 million remaining under its existing share repurchase authorization.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wednesday, May 6, 2020, at 10 a.m. ET, to discuss the company’s first-quarter 2020 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on May 6, 2020.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $7.5 in revenue in 2019. The company had $538 billion in total assets under management and administration as of March 31, 2020. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as a 2020 World’s Most Admired Company by Fortune magazine; one of the 2019 World’s Most Ethical Companies® by the Ethisphere Institute; as a member of the Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index by Disability:IN. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•	Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;

•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other items not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the 2018 Transaction and the Individual Life Transaction, the historical revenues and certain expenses of the sold businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that will be divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and closed block non retirement annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we would cease to incur such expenses upon the close of the 2018 Transaction and the Individual Life Transaction. Certain other direct costs of these businesses, including those which relate to activities for which we have or will provide transitional services and for which we have or will be reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe they are representative of the future run-rate of revenues and expenses of our continuing operations. The Stranded Costs related to the 2018 Transaction were removed in the fourth quarter of 2019 and we plan to address the Stranded Costs related to the Individual Life Transaction through a cost reduction strategy.

Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking;

•	The amount by which Investment income from prepayment fees and alternative investments exceeds or is less than our long-term expectations reported on a pre-DAC basis;

•
For periods ended on or prior to June 30, 2018, Investment Management adjusted operating earnings related to our fixed and variable annuities businesses, which we sold in a transaction that closed on June 1, 2018; and

•
For periods ended on or prior to the closing of the Individual Life Transaction, stranded costs associated with the Individual Life Transaction where the corresponding revenue is now reported in discontinued operations or in businesses exited or to be exited through reinsurance or divestment; for periods after the closing of the Individual Life Transaction any remaining stranded costs and the associated revenues from future TSAs will be reported in normalized adjusted operating earnings.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. The Adjusted debt to capital ratio includes a 25% equity treatment afforded to subordinated debt, 100% equity treatment afforded to preferred stock and excludes AOCI.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:

•
Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.

•
Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, surrender results, and contractual charges for annuity contracts.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Net commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, and (xii) our ability to successfully manage the separation of our individual life and legacy variable annuities businesses on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2019, which the Company filed with the Securities and Exchange Commission on Feb. 21, 2020, and in our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2020, which the company expects to file with the Securities and Exchange Commission on or before May 11, 2020.

VOYA-IR

# # #

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted) Quarter-to-Date
	Three Months Ended
(in millions USD, except per share)	3/31/2020				3/31/2019
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$(98)	$(0.71)			$64	$0.42
Less: Preferred stock dividends			(14)	(0.10)			10	(0.07)
Net Income (loss) available to Voya Financial, Inc.			(84)	(0.61)			74	0.49
Plus: Net income (loss) attributable to noncontrolling interest			6	0.04			(1)	(0.01)
Net Income (loss)			(78)	(0.57)			73	0.49
Less: Income (loss) from discontinued operations, net of tax			(128)	(0.93)			(20)	(0.13)
Income (loss) from continuing operations	44	(6)	50	0.36	102	9	93	0.62
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	(8)	(2)	(6)	(0.05)	13	3	10	0.07
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(89)	(19)	(70)	(0.51)	(4)	(1)	(3)	(0.02)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	9	2	7	0.05	9	2	7	0.05
Net income (loss) attributable to noncontrolling interest	6	—	6	0.04	(1)	—	(1)	(0.01)
Income (loss) on early extinguishment of debt	—	—	—	—	—	—	—	—
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	—	—	—	—	66	14	52	0.34
Dividend payments made to preferred shareholders	14	—	14	0.10	10	—	10	0.07
Other adjustments (2)	(22)	(6)	(16)	(0.11)	(92)	(21)	(71)	(0.47)
Adjusted operating earnings	134	19	115	0.83	101	12	89	0.59
Less Adjustments
DAC, VOBA and other intangibles unlocking	(16)	(3)	(13)	(0.09)	4	1	3	0.02
Prepayment fees and alternative investment income above (below) long-term expectations	6	1	5	0.04	(25)	(5)	(20)	(0.13)
Individual Life transaction stranded costs	(36)	(8)	(28)	(0.21)	(34)	(7)	(27)	(0.18)
Normalized adjusted operating earnings	$180	$29	$151	$1.10	$155	$24	$132	$0.87
(1) The normalized adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.

(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Fully Diluted Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
(in millions USD)	3/31/2020	3/31/2019

Fully Diluted weighted average shares outstanding	137	151
Dilutive effect of the exercise or issuance of stock based awards	—	—
Weighted average common shares outstanding - diluted	137	151

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of March 31, 2020	As of March 31, 2019

Book value per common share, including AOCI	$54.09	$59.13
Per share impact of AOCI	(14.61)	(13.29)
Book value per common share, excluding AOCI	$39.48	$45.84

Reconciliation of Investment Management Adjusted Operating Margin to Normalized Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	3/31/2020	12/31/2019	3/31/2019

Adjusted Operating revenues	$166	$197	$148
Adjusted operating expenses	(126)	(138)	(114)
Adjusted operating earnings before income taxes	$40	$59	$34
Adjusted operating margin	23.9%	29.9%	22.7%

Adjusted Operating revenues	$166	$197	$148
Less:
Investment Capital Results	3	3	(2)
Adjusted operating revenues excluding Investment Capital	163	194	150
Adjusted operating expenses	(126)	(138)	(114)
Adjusted operating earnings excluding Investment Capital	$37	$56	$36
Adjusted operating margin excluding Investment Capital	22.4%	28.8%	23.9%

Adjusted Operating revenues	$166	$197	$148
Less:
Investment Capital Results above (below) long-term expectations	(2)	(2)	(7)
Normalized adjusted operating revenues	168	199	155
Adjusted operating expenses	(126)	(138)	(114)
Normalized adjusted operating earnings excluding Investment Capital above (below) long-term expectations	$42	$60	$41
Normalized adjusted operating margin excluding Investment Capital above (below) long-term expectations	24.8%	30.7%	26.2%
(1) In our Investment Management business, normalized and adjusted operating margins excluding investment capital results are reported because the results from investment capital can be volatile and excluding the effect of these items can improve period-to-period comparability.